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                                                                    EXIHBIT (m)

                                   [Form of]

                                  SERVICE PLAN
                             PURSUANT TO RULE 12b-1
                                (CLASS B SHARES)


          SERVICE PLAN adopted as of the 22nd day of May, 2001, by SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), on behalf of the Class B shares of its separately designated series, [Name] (the "Fund").

                              W I T N E S S E T H:

          WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company; and

          WHEREAS, the Fund is a separately designated investment series of the Trust with its own investment objective, policies and purposes offering 2 separate classes of shares of beneficial interest, par value $.01 per share, of the Trust (the "Shares"); and

          WHEREAS, the Trust has entered into various Fund Participation Agreements with each of Anchor National Life Insurance Company ("Anchor National and First SunAmerica Life Insurance Company"), ("First Sun" and together with Anchor National, the "Life Companies"), as amended for time to time (the "SunAmerica Series Trust Fund Participation Agreements") pursuant to which the Trust has agreed to make shares of certain portfolios available for purchase by one or more of the Life Companies' segregated asset accounts or divisions thereof, in connection with the allocation by contract and policy owners or purchase payments to corresponding investment options offered under variable annuity contracts and variable life insurance policies offered by the Life Companies; and

          WHEREAS, the Trust desires to adopt this Service Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Trust will pay a service fee to the Life Companies with respect to Class B shares of the Trust; and

          WHEREAS, the Board of Trustees of the Trust (the "Trustees") as a whole, and the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "12b-1 Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its Class B shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

          NOW THEREFORE, the Trust on behalf of the Fund hereby adopts this Plan on the following terms:


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1.   Account Maintenance Activities. The Fund agrees to pay the Life Companies a service fee at the end of each month at an annual rate of 15 basis points (.15%) of the average daily net assets attributable to Class B shares of the Fund to compensate the Life Companies for costs associated with the servicing of the Class B shares of the Fund, including, but not limited to, the cost of reimbursing the Life Companies for expenditures made to financial intermediaries for providing services to contract holders who are indirect beneficial owners of Class B shares of the Fund. Such services are not intended to relate to the sale, promotion or marketing of the Class B shares. The service fee shall be paid to the Life Companies pursuant to the terms of the SunAmerica Series Trust Fund Participation Agreements or any Addendums thereto. Payment of the service fee described in this Section 1 shall be subject to any limitations set forth in applicable regulations of the National Association of Securities Dealers, Inc. Nothing herein shall prohibit the Life Companies from collecting service fees in any given year, as provided hereunder, in excess of expenditures made during such year to financial intermediaries for the above-referenced purposes.

2. Payments to Other Parties. The Fund hereby authorizes the Life Companies to enter into agreements with Securities Firms to provide compensation to such Securities Firms for activities and services of the type referred to in Sections 1 and 2 hereof. The Life Companies may reallocate all or a portion of their account maintenance to such Securities Firms as compensation for the above-mentioned activities and services. Such agreements shall provide that the Securities Firms shall deliver to the Life Companies such information as is reasonably necessary to permit the Life Companies to comply with the reporting requirements set forth in Section 5 hereof.

3. Related Agreements. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

(a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the 12b-1 Trustees or, by vote of a majority of the outstanding voting securities (as defined in the Act) of Class B shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

(b) that such agreement shall terminate automatically in the event of its assignment.

4. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan with respect to Class B shares of the Fund and any related agreement and the purposes for which such expenditures were made.

(a) Term and Termination. This Plan shall become effective as of the date hereof, and, unless terminated as herein provided, shall continue from year to year thereafter, so long as such continuance is specifically approved at least annually by votes, cast in person at a

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meeting called for the purpose of voting on such approval, of a majority of both the (i) the Trustees of the Trust, and (ii) the 12b-1 Trustees.

(b) This Plan may be terminated at any time by vote of a majority of the 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the Act) of Class B shares of the Fund.

5. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Sections 1 and 2 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of Class B shares of the Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in Section 6(a) hereof.

6. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of those Trustees of the Trust who are not interested persons of the Trust shall be committed to the discretion of such disinterested Trustees.

7. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date of this Plan, any such related agreement or such reports, as the case may be, the first two years in an easily accessible place.

8. Definition of Certain Terms. For purposes of this Plan, the terms "assignment," "interested person," "majority of the outstanding voting securities," and "principal underwriter" shall have their respective meanings defined in the Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Trust or the principal underwriter of the Shares by the Securities and Exchange Commission, or its staff under the Act.

9. Separate Series. Pursuant to the provisions of the Declaration of Trust, the Fund is a separate series of the Trust, and all debts, liabilities and expenses of Class B shares of the Fund shall be enforceable only against the assets of Class B shares of the Fund and not against the assets of any other series or class of shares or of the Trust as a whole.

          IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of the day and year first written above.

                                SUNAMERICA SERIES TRUST


                                By:___________________________
                                   Name: Robert M. Zakem
                                   Title: Vice President and Assistant Secretary


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